UNITED STATES SECURITIES AND
EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 21, 2004

SAN JOSE INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0-32835
(Commission File Number)

33-0956433
(IRS Employer Identification No.)

1500-800 West Pender Street, Vancouver, British Columbia, V6C 2V6
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code (780) 708-0495

988 Miramonte Drive, No. 6, Santa Barbara, CA 93101
(Former name or former address, if changed since last report)

Item 5. Other Events

On June 21, 2004, the Company issued a press release announcing a purchase of Intellectual Property from ARP Biomed, Ltd. through the Company's wholly owned subsidiary, Gammacan, Ltd. The Company has made arrangements to hire Prof. Yehuda Shoenfeld, M.D. as Gammacan's Chief Scientist. We expect to close by September 1, 2004.

As of June 21, 2004 the address of our principal executive office has changed to 1500-800 West Pender Street, Vancouver, British Columbia, V6C 2V6. Our telephone number changed to 780-708-0495 and our fax number changed to 604-605-1173.

Item 6. Resignations of Registrant's Directors

On June 21, 2004, Mr. Christopher Greenwood resigned as our sole officer and director. Consequently, Mr. David Stephens replaced Mr. Greenwood as our sole officer and director.

Mr. Stephens is a self-employed independent business consultant and provides consulting services in the areas of finance, operations and regulatory disclosure. He has tendered services to a number of public and private companies conducting business in telecommunications, hydrocarbon exploration services, and biotechnology. He has also served in an executive capacity for several publicly listed financial institutions and emerging technology companies.

Item 7. Exhibits

(10) Sale of Intellectual Property Agreement dated June 11, 2004 between Gammacan, Ltd. and ARP Biomed, Ltd.

(99) News Release dated June 21, 2004.

Item 9. Regulation FD Disclosure

In connection with his resignation, Mr. Greenwood tendered 32,284,988 shares beneficially held by him to treasury for cancellation. He also sold 8,950,012 shares held by him in several private transactions, leaving him with a balance of 15,000 shares. The 8,950,012 shares sold by Mr. Greenwood are restricted shares. Of these shares, 699,996 were sold to Prof. Yehuda Shoenfeld, M.D., Chief Scientist of our subsidiary, Gammacan, Inc. Subsequent to the cancellation there are 23,996,512 shares issued and outstanding in the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAN JOSE INTERNATIONAL, INC.

/s/ David Stephens
David Stephens, Director

Date: June 21, 2004.